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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. ________)*

                                BPZ ENERGY, INC.
                                ----------------
                                (Name of Issuer)

                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)

                                    055639108
                                 --------------
                                 (CUSIP Number)

                                DECEMBER 20, 2006
             -------------------------------------------------------
             (Date of Event Which Required Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                              [ ] Rule 13d-1(b)
                              [X] Rule 13d-1(c)
                              [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.055639108                13G                          Page 2 of 5 Pages
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-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         International Finance Corporation
         98-000-2550
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                       (b) [ ]
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         N/A
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER          6,500,000
BENEFICIALLY OWNED BY
EACH REPORTING               ------ --------------------------------------------
PERSON WITH                  6      SHARED VOTING POWER
                             ------ --------------------------------------------
                             7      SOLE DISPOSITIVE POWER     6,500,000
                             ------ --------------------------------------------
                             8      SHARED DISPOSITIVE POWER
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 6,500,000
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    [ ]
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                 12.07%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
                                 OO
-------- -----------------------------------------------------------------------
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CUSIP No.055639108                13G                          Page 3 of 5 Pages
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ITEM 1(a).        NAME OF ISSUER:
                  BPZ Energy, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  580 Westlake Park Boulevard, Suite 525
                  Houston, TX  77079

ITEM 2(a).        NAME OF PERSON FILING:

                  International Finance Corporation

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  2121 Pennsylvania Avenue, N.W.
                  Washington, D.C.  20433

ITEM 2(c).        CITIZENSHIP:

                  N/A

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  055639108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under section 15 of the
                          Act (15 U.S.C. 78o);

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act
                          (15 U.S.C. 78c);

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

                  (d) [ ] Investment company registered under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C. 80a-8);

                  (e) [ ] An investment adviser in accordance with
                          Section 240.13d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Section 240.13d-1(b)(1)(ii)(F);
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CUSIP No.055639108                13G                          Page 4 of 5 Pages
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                  (g) [ ] A parent holding company or control person in
                          accordance with Section 240.13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)
                          (J).

ITEM 4.           OWNERSHIP.

      (a)  Amount beneficially owned:                              6,500,000

      (b)  Percent of class:   12.07%.

      (c)  Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote:        6,500,000

            (ii)  Shared power to vote or to direct the vote:              0

            (iii) Sole power to dispose or to direct the
                  disposition of:                                  6,500,000

            (iv)  Shared power to dispose or to direct the
                  disposition of:                                          0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            Not applicable.
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CUSIP No.055639108                13G                          Page 5 of 5 Pages
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ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 28, 2006

                                         /s/: Sabina Beg
                                       -----------------------------------------
                                       Sabina Beg, Acting Deputy General Counsel